Exhibit 10.6

PORTIONS OF THIS EXHIBIT IDENTIFIED BY [*****] HAVE BEEN EXCLUDED  FROM THIS EXHIBIT BECAUSE THE EXCLUDED  INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Ref. UPMC:

Ref. SATTLUTECH: LIC3-2015-0011 (ST00022)

Linked file: BIOPHYTIS_Sarcob

Translation for information purposes only

LICENSE AGREEMENT

This agreement is concluded between:

•                  The Company BIOPHYTIS, limited company with a capital of 1,221,767 euros, whose registered office is situated at 14 Avenue de l’Opéra - 75001 Paris, registered in the Trade and Companies Register of Paris under number B 492 002 225, represented by Stanislas VEILLET, its Chief Executive Officer, duly authorised for the purposes hereof,

Hereinafter referred to as BIOPHYTIS,

ON THE FIRST HAND,

AND

•                  UNIVERSITE PIERRE ET MARIE CURIE (PARIS 6), a Public scientific, cultural and professional establishment, whose registered office is located at 4 Jussieu - 75252 Paris Cedex 5, with SIRET number 197 517 22000012, represented by its Chairman, Mr Jean CHAMBAZ, duly authorised for the purposes hereof,

Hereinafter referred to as “UPMC”,

CENTRE NATIONAL DE LA RECHERCHE SCIENTIFIQUE, a Public scientific and technological establishment, whose registered office is located at 3, rue Michel-Ange - 75794 Paris cedex 16 - France, with SIRET number 197 517 220 00012, represented by its Chairman, Mr Alain FUCHS, duly authorised for the purposes hereof,

Hereinafter referred to as “CNRS”,

INSTITUT NATIONAL DE LA RECHERCHE AGRONOMIQUE, a Public scientific and technological establishment, whose registered office is located at 147, rue de l’Université - 75338 Paris Cedex 07 — France, with SIRET number 180 070 039 01803, represented by its Chairman, Mr François HOULLIER, duly authorised for the purposes hereof,

Hereinafter referred to as “INRA”,

CNRS and INRA gave UPMC a signed mandate for the purposes of this LICENSE AGREEMENT,

UPMC, CNRS and INRA being hereafter jointly referred to as the “ESTABLISHMENTS”,

ON THE OTHER HAND,

BEFORE THE PRESENCE OF:

•                  The SATT Paris-Ile de France - Compïègne - Oise, the trade name of which is “SATT LUTECH”, a simplified joint-stock company, whose registered office is located at 24 Boulevard de L’Hôpital - 75005 Paris Cedex 5, registered with the Trade and Companies Register of Paris under number B 539 984 500, represented by its Chairwoman, Ms Chantal VARNISH, duly authorised for the purposes hereof,

Hereinafter referred to as “SATT LUTECH”,

Acting as the agent of the ESTABLISHMENTS for the negotiation and execution of this LICENSE AGREEMENT; the rights and obligations conferred to SATT LUTECH in accordance with this agreement may at all times be reassigned to the ESTABLISHMENTS or to any third party that the ESTABLISHMENTS will appoint as an agent instead of SATT LUTECH, without BIOPHYTIS being able to oppose such assignment,

The ESTABLISHMENTS and BIOPHYTIS being hereinafter jointly referred to as the “PARTIES” and individually as a “PARTY”.

SATT LUTECH, the ESTABLISHMENTS and BIOPHYTIS being hereinafter collectively referred to as the “SIGNATORIES” and individually as the “SIGNATORY”.

RECITALS:

1)            The ESTABLISHMENTS are the co-owners with BIOPHYTIS, in accordance with the information indicated in Appendix 1 hereto, of all or part of the patent families claiming the priority of the patent applications listed in Appendix 1 hereto as an integral part thereof (called the PATENTS, as this term is defined below);

2)            UPMC received a mandate from CNRS and INRA to conduct, both in its own name and in the name and on behalf of the ESTABLISHMENTS, the protection  and assessment operations of the PATENTS and to negotiate and sign, both in its own name and in the name and on behalf of the ESTABLISHMENTS, any LICENSE AGREEMENT relating thereto;

3)            BIOPHYTIS is a Biotechnology company created in 2006, which specialises in gastrointestinal illnesses related to ageing, in particular those affecting the muscle and visual functions. BIOPHYTIS wishes to develop and market nutraceuticals and medicinal products, the manufacturing, holding or marketing of which imply the implementation of all or part of the applications for the patent families mentioned in point 1) above. BIOPHYTIS plans particularly to market them, directly or indirectly for applications relating to obesity (including sarcopenic obesity), sarcopenia, diabetes, muscular dystrophies including genetic ones (including Duchenne muscular dystrophy), cachexia (including heartworm-related cachexia) and cardiovascular diseases (including arterial hypertension);

4)             On 10 July 2008, BIOPHYTIS, UPMC and CNRS concluded  an LICENSE AGREEMENT with reference L08141 and relating to the patent family referred to as “PATENT 1” in Appendix 1 of this LICENSE AGREEMENT;

5)                SATT LUTECH is an accelerator company of technology transfer created in January 2012, the objective of which is the maturation and commercialisation of innovations and technology resulting from the research conducted by its shareholders, public research actors, including UPMC and CNRS;

6)             Pursuant to a mandate agreement having taken effect on 18 May 2015, SATT LUTECH was assigned by the ESTABLISHMENTS notably to negotiate with BIOPHYTIS an LICENSE AGREEMENT for all the PATENTS, and then to manage and collect from BIOPHYTIS all sums due under said agreement;

7)             As part of preparing the introduction of BIOPHYTIS on the Alternext market in Paris, SATT LUTECH, UPMC and BIOPHYTIS concluded on 27 May 2015 an agreement (hereinafter the “LICENSE AGREEMENT”) in order to formalise the progress on this date of the discussions between them in view of the concession by the ESTABLISHMENTS to BIOPHYTIS of operation rights on the share held by ESTABLISHMENTS of the PATENTS, the details of the said concession to be endorsed in an LICENSE AGREEMENT to be concluded between the ESTABLISHMENTS and BIOPHYTIS no later than 31 December 2015;

8)           Under additional negotiations, the SIGNATORIES have been converging on all the terms and conditions of the transfer of technology stated in point 7) above and agreed to accept them formally in this LICENSE AGREEMENT;

HAVING REGARD TO THE FOREGOING, IT HAS BEEN AGREED AS FOLLOWS:

Article 1 – DEFINITIONS

In this LICENSE AGREEMENT, and unless the context clearly indicates a different meaning, the following terms, written in capital letters, will have the following meanings:

1.1             AFFILIATE means any commercial company of capital or persons, under French law or foreign law, which by means of a participation in the capital stock or any other means, controls BIOPHYTIS, is controlled by BIOPHYTIS or is placed under the same control as BIOPHYTIS. For the purpose of this definition, the term “control” means the direct or indirect ownership of more than 50% of the capital, voting rights or rights to manage the affairs of an entity.

The rights granted to AFFILIATES under the terms of this LICENSE AGREEMENT are only applicable to entities having the status of AFFILIATE at the time said rights are exercised. If, during the term of the LICENSE AGREEMENT, an entity were to lose the status of AFFILIATE, the rights acquired by this entity in its capacity as AFFILIATE of BIOPHYTIS will disappear automatically, unless otherwise agreed upon in writing by PARTIES.

However, the entity will remain subject to any obligation provided for in the LICENSE AGREEMENT, which remains in force by its very nature, and in particular the obligations regarding confidential information. In any case, BIOPHYTIS will remain bound by the proper execution of the obligations by its AFFILIATES hereunder.

On the day of the signing of the LICENSE AGREEMENT, BIOPHYTIS declares the non-existence of any AFFILIATE. Any creation of an AFFILIATE during the term of the LICENSE AGREEMENT must be promptly notified by BIOPHYTIS to SATT LUTECH and the ESTABLISHMENTS, and said notification must be accompanied by a KBIS extract of the relevant AFFILIATE.

1.2             FINANCIAL RETURNS collectively means all of the amounts owed by BIOPHYTIS pursuant to this LICENSE AGREEMENT.

1.3           EFFECTIVE DATE means 27 May 2015.

1.4              INDIRECT MEDICINE INCOME means the net amounts, excluding taxes, of any kind (for example, royalties, fees, upfront payments, milestone payments or other lump sum) invoiced by BIOPHYTIS to any LICENSEE under any concession, exclusive or not, for the rights relating to all or part of the PATENTS allowing to develop, use, manufacture, market, sell, import or export MEDICINAL PRODUCTS. The sums paid by any LICENSEE to BIOPHYTIS to finance the development work on a MEDICINAL PRODUCT carried out by BIOPHYTIS, alone or with a partner, including the LICENSEE itself, are not INDIRECT MEDICINE INCOME, and this specific destination of the relevant sums must be demonstrated by BIOPHYTIS, for example, by producing an extract from the agreement concluded between the LICENSEE and BIOPHYTIS identifying them as such.

1.5           INDIRECT NUTRACEUTICAL INCOME means the net amounts, excluding taxes, of any kind (for example, royalties, fees, upfront payments, milestones payment or other lump sum) invoiced by BIOPHYTIS to any LICENSEE under any concession, exclusive or not, for the rights relating to all or part of the PATENTS allowing to develop, use, manufacture, market, sell, import or export NUTRACEUTICAL PRODUCTS. The sums paid by any LICENSEE to BIOPHYTIS to finance the development work on a NUTRACEUTICAL PRODUCT carried out by BIOPHYTIS, alone or with a partner, including the LICENSEE itself, are not INDIRECT NUTRACEUTICAL INCOME, and this specific destination of the relevant sums must be demonstrated by BIOPHYTIS, for example, by producing an extract from the agreement concluded between the LICENSEE and BIOPHYTIS identifying them as such.

1.6           LICENSEE means any BIOPHYTIS contracting third party under a licence agreement concluded in accordance with article 2.3 of the LICENSE AGREEMENT.

1.7           MEDICINAL PRODUCTS means any substances or compositions of the “medicament” type for the treatment of the diseases of the SCOPE, that is to say, presented as having preventive and/or curative properties to the diseases of the SCOPE, the manufacture, holding or marketing of which involves the implementation of at least one claim of any of the PATENTS.

1.8           NET MEDICINES SALES means the gross amounts invoiced by BIOPHYTIS to any THIRD PARTY in respect of the sale of any MEDICINAL PRODUCT, after the deduction of the usual commercial discounts, the assets resulting from the returns of MEDICINAL PRODUCTS, from purchase, sales, import, or value-added taxes, and transportation costs without these cumulative deductions exceeding five per cent (5%) of the gross amounts invoiced.

1.9              NET NUTRACEUTICAL SALES means the gross amounts invoiced by BIOPHYTIS to any THIRD PARTY in respect of the sale of any NUTRACEUTICAL PRODUCT, after the deduction of the usual commercial discounts, the assets resulting from the returns of NUTRACEUTICAL PRODUCTS, from purchase, sales, import, or value-added taxes, and transportation costs without these cumulative deductions exceeding five per cent (5%) of the gross amounts invoiced.

1.10       NUTRACEUTICAL PRODUCTS means all products of the “food” type, that is to say, made from food substances, made available in the form of a tablet, powder, potion or in other medicinal forms, usually not associated with foods, having a physiologically protective effect against the chronic diseases of the SCOPE, the manufacture, holding or marketing of which involves the implementation of at least one claim of any of the PATENTS.

1.11           LICENSE AGREEMENT collectively means this LICENSE AGREEMENT, its appendices and any amendments.

1.12           OUT OF SCOPE means any application other than the one defined by the SCOPE.

1.13           PATENTS collectively means:

•                 The patents and patent applications listed in appendix 1 hereto to form an integral part thereof;

•                 and the extensions abroad of the aforementioned patent applications, the European and foreign patents corresponding to these applications, all the rights resulting therefrom, and in particular the corresponding patents as well as the reissues, re-examinations, re-deliverances, continuations, continuations in part, divisional applications, renewals, claiming all or part of the priority of the patent or patent application listed above.

1.14           PRODUCTS collectively means NUTRACEUTICAL PRODUCTS and MEDICINAL PRODUCTS.

1.15           SCOPE means any application related to obesity (including sarcopenic obesity), sarcopenia, diabetes, muscular dystrophies including genetic ones (including Duchenne muscular dystrophy), cachexia (including heartworm-related cachexia) and cardiovascular diseases (including arterial hypertension).

1.16           TERRITORY means the countries in which at least one claim of any PATENT is in force.

1.17           THIRD PARTY means any person, entity or organisation not included in the PARTIES, other than one of the SIGNATORIES.

Words in plural can be understood in singular and vice versa.

Article 2 - PURPOSE, NATURE AND EXTENT OF THE LICENCE

2.1           By this LICENSE AGREEMENT, the ESTABLISHMENTS grant to BIOPHYTIS the exclusive right to exploit the quota held by the ESTABLISHMENTS on the PATENTS, within the SCOPE and the TERRITORY. This exclusive right is granted in order to allow BIOPHYTIS, directly or indirectly, in an exclusive context, to develop, use, manufacture, market, sell, import or export and distribute the PRODUCTS.

BIOPHYTIS may exercise its rights and perform its obligations under this LICENSE AGREEMENT through its AFFILIATES.

2.2           As long as BIOPHYTIS enjoys exclusive exploitation rights over the share of the ESTABLISHMENTS within the SCOPE and the TERRITORY, BIOPHYTIS will have a right of first refusal on any concession of commercial exploitation rights of one or more PATENT(S) outside the SCOPE, envisaged by one or more ESTABLISHMENTS, the methods of implementation of which are described below:

a)        the ESTABLISHMENTS undertake to notify, by themselves or through SATT LUTECH acting on their behalf, to BIOPHYTIS about any concession of rights for the commercial exploitation of one or more PATENTS(S) outside the SCOPE, envisaged by one or more ESTABLISHMENTS at any time during the term of the LICENSE AGREEMENT (hereinafter the “NOTIFICATION 1”). Any NOTIFICATION 1 shall specify the PATENT(S) concerned, the proposed areas of operation and the financial conditions proposed by the ESTABLISHMENT(S) in consideration for the notified rights concession;

b)        BIOPHYTIS will have one (1) month following the receipt of NOTIFICATION 1 to notify the author of NOTIFICATION 1, if BIOPHYTIS so wishes, of its wish to benefit in whole or in part from the proposed concession of the rights (hereinafter “NOTIFICATION 2”). Any NOTIFICATION 2 must specify (i) the PATENT(S) concerned and (ii) the areas of exploitation selected by BIOPHYTIS.

c)         BIOPHYTIS will have a period of two (2) months following the sending of NOTIFICATION 2 to notify SATT LUTECH (hereinafter “NOTIFICATION 3”) of the acceptance of BIOPHYTIS of the proposed financial conditions or a financial counterproposal prepared in good faith in accordance with industry practices at the time of NOTIFICATION 3. Any NOTIFICATION 3 must also be accompanied by a reasoned development and marketing plan concerning the extension of the SCOPE to the areas of exploitation selected by BIOPHYTIS;

d)        Upon receipt of NOTIFICATION 3, if it has been sent within the time limit provided for in point c) above, BIOPHYTIS and the ESTABLISHMENTS, or SATT LUTECH acting on behalf of the ESTABLISHMENTS, will negotiate in good faith the terms and conditions (including the financial terms) for the extension of the SCOPE to the applications OUTSIDE THE SCOPE mentioned in NOTIFICATION 1 and selected by BIOPHYTIS in NOTIFICATION 2, which will have to be ratified by way of amendment to the LICENSE AGREEMENT signed within a maximum period of six (6) months following the date of NOTIFICATION 3;

e)         (i) In the absence of a response from BIOPHYTIS in the forms and within the terms set for NOTIFICATION 2 or NOTIFICATION 3; (ii) in case of no response by BIOPHYTIS following the receipt of NOTIFICATION 1; (iii) in the absence of NOTIFICATION 3 addressed by BIOPHYTIS in the forms and terms set in point c) above; (iv) in case of a lack of interest expressly notified by BIOPHYTIS for the concession of rights mentioned in NOTIFICATION 1; or (v) in the absence of an amendment to the LICENSE AGREEMENT signed within the aforementioned period of six (6) month, the ESTABLISHMENTS and SATT LUTECH acting on behalf of the ESTABLISHMENTS shall be fully free to conclude with any THIRD PARTY of their choice an exclusive licence on the PATENT(S) in the areas of operation covered by NOTIFICATION 1; BIOPHYTIS accepts without reserve the said concession and undertakes to sign on simple request any document necessary for the formalisation and the enforceability vis-à-vis THIRD PARTIES of this concession provided that the financial conditions agreed with the THIRD PARTIES will not be more favourable than those which had have been proposed to BIOPHYTIS;

f)           In the hypothesis referred to in paragraph d) above, the ESTABLISHMENTS undertake to pay back to BIOPHYTIS a share of any sum paid to the ESTABLISHMENTS by the THIRD PARTY using all or part of the PATENTS OUTSIDE the SCOPE; the said share being defined in good faith and on a case-by-case basis.

2.3           The rights granted to BIOPHYTIS pursuant to article 2.1 above also grant BIOPHYTIS the right to grant to

THIRD PARTIES licences to the PATENTS within the SCOPE and the TERRITORY under the conditions detailed in this article.

Within the limits of the provisions of the LICENSE AGREEMENT, BIOPHTYIS may grant to a LICENSEE any rights that it deems appropriate, including the right to sublicense in strict compliance with the provisions of this Article 2.3., which will apply mutatis mutandis. The rights and obligations of the LICENSEE under this LICENSE AGREEMENT shall apply mutatis mutandis to sublicensees with the understanding, nevertheless, that sub-licensees may not sublicense the rights granted to them to third parties, except with the express prior consent of the Establishments.

Any licence of all or part of the PATENTS to a THIRD PARTY is subject to the prior written agreement of the ESTABLISHMENTS on the person of the LICENSEE and on the terms provided for in the license agreement. To this purpose, BIOPHYTIS will send to SATT LUTECH on behalf of the ESTABLISHMENTS the first licence agreement proposal (or the detailed term sheet, if applicable) and then a draft reflecting an advanced state of the discussions between BIOPHYTIS and the future LICENSEE.

The ESTABLISHMENTS or SATT LUTECH acting on behalf of the ESTABLISHMENTS may refuse their agreement on a draft licence only if:

a)        the granting of such a licence and/or its terms undermine the missions of any of the ESTABLISHMENTS as set out in (i) Decree No. 82-993 of 24 November 1982 on the organisation and functioning of CNRS and/or Decree No. 2009-1348 of 29 October 2009 on the organisation and functioning of CNRS, (ii) Articles L.112-1 et seq. of the Research Code and R831-1 et seq. of the Rural and Maritime Fishing Code related to the missions of INRA and/or (iii) the missions of UPMC as established in the research code and the education code, particularly in its article L123-3.

And/or

b)                 If the terms of the draft licence are contrary to public order and/or morality

And/or

(c)             the proposed LICENSEE would be in litigation (in a contentious or pre-contentious manner) with any of the ESTABLISHMENTS or SATT LUTECH.

In case of refusal, UPMC or SATT LUTECH, acting on behalf of ESTABLISHMENTS, will have:

•                                      a period of twenty (20) days following the receipt by SATT LUTECH of the first draft communicated by BIOPHYTIS to notify any refusal to BIOPHYTIS only grounded on points (2.3a) and (2.3c),

•                                           a period of twenty-five (25) days following the receipt by SATT LUTECH of each draft notified by BIOPHYTIS to notify any refusal to BIOPHYTIS grounded on (2.3b) above. In the absence of a duly motivated refusal during the aforementioned periods, BIOPHYTIS will be free to conclude said licence with the proposed LICENSEE.

In any case, BIOPHYTIS:

(i)            undertakes to communicate to SATT LUTECH, acting in its name and in the name and on behalf of the ESTABLISHMENTS, a copy of any licence agreement concluded with a LICENSEE, within thirty (30) days of its signature;

(ii)         shall ensure that any licence granted by BIOPHYTIS to a LICENSEE is compatible and in compliance with the obligations assumed by BIOPHYTIS pursuant to this LICENSE AGREEMENT with respect to the

ESTABLISHMENTS and SATT LUTECH, in particular as regards the scope and the nature of the rights granted and the obligations in terms of confidentiality and accounting; BIOPHYTIS remains liable vis-à-vis SATT LUTECH and the ESTABLISHMENTS for the execution by its LICENSEE of all the obligations incumbent on BIOPHYTIS under this LICENSE AGREEMENT, in particular pursuant to articles 4 to 7, inclusive.

In the event that BIOPHYTIS fails to comply with any of the provisions of paragraph i) or ii) above, the LICENSE AGREEMENT may be terminated at the initiative of the ESTABLISHMENTS or SATT LUTECH acting on behalf of the other ESTABLISHMENTS, pursuant to Article 11.2 below.

2.4           The exclusive nature of the rights granted under Article 2.1 above means that, as of the EFFECTIVE DATE, the ESTABLISHMENTS undertake not to grant a THIRD PARTY exclusive rights over all or part of the PATENTS, in all or part of the SCOPE and in all or part of the TERRITORY.

Each ESTABLISHMENT retains the right to use all or part of the PATENTS alone, with another SIGNATORY or with THIRD PARTIES, in the course of acts performed for non-commercial, research or experimental purposes, with the exception of clinical trials carried out with industrial THIRD PARTIES and any act of commercial exploitation within the SCOPE.

Article 3- TERM

3.1           As from the date of signature by the last of the PARTIES, the LICENSE AGREEMENT shall be deemed to have taken effect retroactively as of the EFFECTIVE DATE.

3.2           The LICENSE AGREEMENT will remain in force (unless in the event of early termination in accordance with Article 11 below), in each of the countries comprising the TERRITORY, until the expiry or invalidation of the last of the PATENTS in the country concerned.

Article 4-EXPLOITATION

4.1           BIOPHYTIS undertakes to exploit the rights granted and to take the necessary measures (including obtaining the necessary authorisations if necessary) to develop, use, manufacture, market, import and hold the PRODUCTS falling within the SCOPE and the TERRITORY or to find one or more LICENSEE(S) likely to develop, use, manufacture, market, import and hold the PRODUCTS within the SCOPE and the TERRITORY, in particular by means of a serious commercial prospection and reasonable development and investment efforts.

4.2           Throughout the LICENSE AGREEMENT, BIOPHYTIS undertakes to provide to SATT LUTECH, acting on behalf of the ESTABLISHMENTS, confidential annual reports on the exploitation actions (as listed in Article 4.1 above) related to the rights granted, carried out in the last twelve (12) months. Each report must also include justified projections for the next twelve (12) months.

4.3           BIOPHYTIS shall promptly inform SATT LUTECH, acting on behalf of the ESTABLISHMENTS, of any decision by BIOPHYTIS itself or any of the LICENSEES not to pursue the further development and/or marketing of any

PRODUCT in any country of the TERRITORY or the exploitation of all or part of the PATENTS. Where applicable, the ESTABLISHMENTS or SATT LUTECH acting on behalf of the ESTABLISHMENTS will have the right to cancel BIOPHYTIS’ exclusivity granted in the country(ies) considered or with regard to the rights that have not been exploited.

The ESTABLISHMENTS, or SATT LUTECH acting on behalf of the ESTABLISHMENTS, may cancel BIOPHYTIS’ exclusivity granted pursuant to article 2.1 above, if for two (2) consecutive years and in view of projections provided pursuant to Article 4.2 above, BIOPHYTIS has not implemented any of the means necessary for the direct or indirect development and commercialisation of PRODUCTS.

Finally, in the event that the royalties collected (excluding the guaranteed minimums) from BIOPHYTIS pursuant to the LICENSE AGREEMENT, due to NET SALES and INDIRECT INCOME would represent an annual total of less than or equal to fifty thousand Euros, excluding taxes (€50,000, excluding taxes), for a period of two (2) consecutive financial years, SATT LUTECH, acting on behalf of other ESTABLISHMENTS, may notify by registered letter with acknowledgement of receipt to BIOPHYTIS the immediate and automatic conversion of the exclusive rights subject to the LICENSE AGREEMENT into non-exclusive rights. By express agreement between the PARTIES, this provision may be triggered at any time during the term of the LICENSE AGREEMENT, as of the expiration of a period of six (6) months following the issuance of the a first Marketing Authorisation (or any other equivalent authorisation issued outside Europe by any health authority prior to any marketing authorisation) in respect of any PRODUCT, and in any event no later than the financial year 2023.

4.4           As a co-owner, BIOPHYTIS acknowledges having all the available information regarding the PATENTS, and therefore declares:

•      being able to understand and assess the scope of the PATENTS and the rights granted to it under the LICENSE AGREEMENT;

•      having the competences necessary to deploy a commercial activity that implements all or part of the PATENTS within the limits of the rights and obligations enshrined in the LICENSE AGREEMENT.

4.5           BIOPHYTIS is prohibited from using, for any purpose whatsoever, including in the context of non-commercial operations, the names “Centre National de la Recherche Scientifique”, “CNRS”, “Université Pierre et Marie Curie”, “UPMC”, “Institut National de la Recherche Agronomique”, “INRA” or any distinctive feature, sign, name, brand, image, logo or figurative sign belonging to one or both of the ESTABLISHMENTS and any adaptation thereof, as well as the names of the inventors and of any agent of one and/or the other ESTABLISHMENTS, without having received, prior to each use, the written agreement of a legal representative of the ESTABLISHMENT concerned, duly authorised to act in that capacity and, where appropriate, of the natural person.

In order to obtain this agreement, BIOPHYTIS will notify in a precise way to the concerned ESTABLISHMENT, the operation concerned and the form of this representation, its duration and the context in which BIOPHYTIS wishes to use the distinctive feature, sign, name, brand, image, logo or figurative sign belonging one or more of the ESTABLISHMENTS.

It is understood that, in the event that the ESTABLISHMENT(S) concerned give their written agreement for the use requested by BIOPHYTIS, they may suspend at any time this authorisation in the event that the communication made by BIOPHYTIS no longer corresponds to the one described in the notification established in the previous paragraph, whether in the form, context, geographical location or duration, or if it would result in the degradation of the image of one or more of the ESTABLISHMENTS.

In any case, and even if an ESTABLISHMENT would have given its authorisation to the use proposed by BIOPHYTIS, the distinctive feature, sign, name, brand, image, logo or figurative sign belonging to one or more ESTABLISHMENTS cannot be used by BIOPHYTIS in a manner that, due to the form and/or context used, may be construed as a guarantee given by the ESTABLISHMENTS to any product or service developed and/or marketed by BIOPHYTIS.

BIOPHYTIS will impose the same obligations on any potential LICENSEES pursuant to Article 2.3 above.

4.6           Any promotion or commercialisation action carried out by BIOPHYTIS as regards the rights conferred upon it under the LICENSE AGREEMENT must be done under its own brands or under the brands for which BIOPHYTIS has regularly obtained a licence. SATT LUTECH and the ESTABLISHMENTS will not be entitled to any rights over such brands or over BIOPHYTIS’ customers. All the administrative authorisations obtained by BIOPHYTIS in relation to the LICENSE AGREEMENT will be on behalf of BIOPHYTIS; the ESTABLISHMENTS and SATT LUTECH may not, subject to the provisions of Article 4.7 below, claim any rights over any of them.

4.6           Without prejudice to the provisions of Article 4.6 above, BIOPHYTIS undertakes to provide SATT LUTECH with a copy of all administrative authorisations (including approvals) obtained for the production and/or marketing of any PRODUCT, at the request of SATT LUTECH.

4.7           The quality control of the PRODUCTS developed and/or marketed by BIOPHYTIS and all actions related thereto are the exclusive responsibility of BIOPHYTIS; SATT LUTECH and the ESTABLISHMENTS will in no way be required to provide assistance, unless expressly provided for otherwise in a separate agreement concluded between BIOPHYTIS and any of the ESTABLISHMENTS.

Article 5 - FINANCIAL CONDITIONS

In consideration of the rights granted to BIOPHYTIS pursuant to this LICENSE AGREEMENT, BIOPHYTIS undertakes to pay to SATT LUTECH, in its capacity as the agent of the ESTABLISHMENTS, the amounts set forth in this article.

5.1          Minimum guaranteed

From the financial year following that during which the first marketing of any PRODUCT occurs, and in any event no later than the 2023 financial year, BIOPHYTIS shall pay SATT LUTECH an annual minimum guaranteed amount of [****].

The aforementioned amounts constitute an annual minimum guaranteed in return for the granting of the exclusive rights to the PATENTS as defined in Article 2 of the LICENSE AGREEMENT, which will be deducted from the amount of royalties actually owed by BIOPHYTIS annually pursuant to Article 5.2 below.

The guaranteed minimum thus defined is due each year, in December, for the financial year ending on 31 December.

For clarification purposes, it is specified that in the event that for a given financial year, the amount of royalties actually due annually by BIOPHYTIS pursuant to Article 5.2 below would be:

•                      less than the annual guaranteed minimum, and said minimum will remain wholly and irretrievably acquired by SATT LUTECH in accordance with Article 6.7 below;

•                      greater than the annual guaranteed minimum, BIOPHYTIS is required to pay the remaining amount due in accordance with Article 5.2 of the LICENSE AGREEMENT.

5.2   Annual royalties

5.2.1       Annual royalties on the NET SALES equal to:

•                  [****] of the NET NUTRACEUTICAL SALES realised in the year under review. This royalty will be payable on all NUTRACEUTICAL PRODUCTS sold in countries of the TERRITORY, until the date of expiration or early termination of the LICENSE AGREEMENT;

•                  [****] of NET MEDICINAL SALES realised in the year under review. This royalty will be payable on all MEDICINAL PRODUCTS sold in countries of the TERRITORY, until the date of expiry or early termination of the LICENSE AGREEMENT.

If a PRODUCT is sold in a kit or in combination with other products that are not the PRODUCTS, the NET SALES will be calculated by multiplying the NET SALES of the kit or combination by the fraction A/(A+B) , where A is the price of the PRODUCTS during the relevant year in the country in which the sale took place, and B is the sum of the prices of the other products or compounds of the kit or combination during the relevant year in the country in which the sale took place

5.2.2       Annual royalties on INDIRECT NUTRACEUTICAL INCOME equal to:

•                [****] of all INDIRECT NUTRACEUTICAL INCOME received by

BIOPHYTIS under any agreement concluded with any LICENSEE before the completion of a first so-called multi-centre study relating to any NUTRACEUTICAL PRODUCT;

•               [****] of all INDIRECT NUTRACEUTICAL INCOME collected by BIOPHYTIS under any agreement concluded with any LICENSEE concurrently with or after the completion of a first multi-centre study relating to any NUTRACEUTICAL PRODUCT;

•                [****] of all INDIRECT NUTRACEUTICAL INCOME received by BIOPHYTIS under any agreement concluded with any LICENSEE concurrently or after obtaining a health claim relating to any NUTRACEUTICAL PRODUCT.

In order to avoid any doubt as to the manner of execution of this Article 5.2.2., the following is stated:

•               the expression “completion of a first multi-centric study... “ is understood as the date of signature of the final report of this study by its coordinator.

5.2.3       Annual royalties on INDIRECT MEDICINE INCOME equal to:

•              [****] of all INDIRECT MEDICINE INCOME received by BIOPHYTIS under any agreement concluded with any LICENSEE prior to the beginning of Phase 1 of any of the MEDICINAL PRODUCTS concerned by said agreement;

•              [****] of all INDIRECT MEDICINE INCOME received by BIOPHYTIS under any agreement concluded with any LICENSEE after the beginning of Phase 1 and before the beginning of phase 2 of any of the MEDICINAL PRODUCTS concerned by said agreement;

•            [****] of all INDIRECT MEDICINE INCOME received by BIOPHYTIS under any agreement concluded with any LICENSEE after the beginning of Phase 2 and during the conduction of Phase 2 of any of the MEDICINAL PRODUCTS concerned by said agreement;

•             [****] of all INDIRECT MEDICINE INCOME received by BIOPHYTIS under any agreement concluded with any LICENSEE after the completion of Phase 2 of any of the MEDICINAL PRODUCTS concerned by said agreement and during the conduction of Phase 3;

•             [****] of all INDIRECT MEDICINE INCOME received by BIOPHYTIS under any agreement concluded with any LICENSEE after the completion of Phase 3 of any of the MEDICINAL PRODUCTS concerned by said agreement.

In order to avoid any doubt as to the manner of execution of this Article 5.2.3, the following is stated:

•             the expression “beginning of Phase ... “ means the date of entry of the first patient into the relevant clinical phase; the expression “conduction of the Phase... “ means the period between the date of entry of the first patient in the relevant clinical phase and the date of issue of the final report of that phase;

•             In the event that an agreement concluded with any LICENSEE relates to several MEDICINAL PRODUCTS in different phases, the annual royalty rate on INDIRECT MEDICINE INCOME applied corresponds to the rate established for the MEDICINAL PRODUCT whose phase is the most advanced.

5.3   Anti-stacking clause

5.3.1                  In the event that it is necessary for BIOPHYTIS, in the context of direct exploitation, to take a licence on a patent application or a granted patent held by a THIRD PARTY to use all or part of the PATENTS without incurring an infringement (the patent application or granted patent held by a THIRD PARTY being hereinafter referred to as “NECESSARY PATENT”), BIOPHYTIS may negotiate with said THIRD PARTY a licence subject to such conditions as BIOPHYTIS may deem appropriate.

5.3.2                  In the event that the licence concluded with the THIRD PARTY owner of the NECESSARY PATENT provides for the payment of royalties to the latter, following the delivery to SATT LUTECH of a copy of the licence agreement concluded between BIOPHYTIS and the THIRD PARTY owner of the NECESSARY PATENT (such copy may redact, at the convenience of BIOPHYTIS, any confidential element not related to the subject of this article 5.3.2), the SIGNATORIES will meet promptly and in good faith in order to implement, by amendment to the LICENSE AGREEMENT, a reduction of the annual royalty rate on the NET SALES owed by BIOPHYTIS equal to fifty percent (50%) of the royalty rate due to the THIRD PARTY owning the NECESSARY PATENT; it being understood, however, that under all circumstances the royalty rate payable by BIOPHYTIS under the LICENSE AGREEMENT may not be less than [****]. The reduction of the royalty rate due by BIOPHYTIS under the LICENSE AGREEMENT will take effect from the effective date of the aforementioned amendment, which cannot be retroactive. It will remain applicable for as long as BIOPHYTIS is responsible for the payment of royalties in favour of the THIRD PARTY owner of the NECESSARY PATENT.

Article 6 - ACCOUNTING — ROYALTY AUDIT

6.1         BIOPHYTIS will maintain accounting identifying all the elements necessary for the precise evaluation of the FINANCIAL RETURN due by BIOPHYTIS under this LICENSE AGREEMENT. This accounting will end each financial year on BIOPHYTIS’ closing date, 31 December.

6.2           a) As of 1st January 2017, BIOPHYTIS will submit every year in the month of January to SATT LUTECH a detailed financial statement which must include:

•                       the reference of the LICENSE AGREEMENT (LIC3-2015-0011)

•                      a NET SALES statement and the INDIRECT INCOME billed during the previous financial year, for each country of the TERRITORY,

•                       the calculation of the sums due by BIOPHYTIS under the LICENSE AGREEMENT.

b)   Each financial statement as referred to in Article 6.2a) above will be sent to SATT LUTECH, for the attention of the President - 24 boulevard de l’Hôpital - 75005 Paris. A financial statement must also be sent to SATT LUTECH within thirty (30) days of the date of termination or expiry of the LICENSE AGREEMENT.

c)    In the event that no commercial transaction related to the PATENTS is carried out by BIOPHYTIS during a financial year during the term of the LICENSE AGREEMENT, BIOPHYTIS must nevertheless send to SATT LUTECH within thirty (30) days following BIOPHYTIS’ closing date indicated in Article 6.1 above, a financial statement certifying the lack of NET SALES and INDIRECT INCOME during the relevant year and indicate the causes thereof.

6.3           The sums due by BIOPHYTIS pursuant to the LICENSE AGREEMENT shall be paid to SATT LUTECH acting as an agent of the ESTABLISHMENTS, so that SATT LUTECH distributes such sums between the ESTABLISHMENTS and SATT LUTECH in accordance with to the agreements between them. Payment will be made within forty-five (45) days as of end of the month following the date of issuance of an invoice by SATT LUTECH, by bank transfer payable to SATT LUTECH.

Bank details:

Bank: CIC PARIS SUD ENTREPRISES

10 Place de Catalogne

75014 PARIS

Bank Code: 30066

Branch code: 10912

Account number: 00020057801

Key: 86

SATT LUTECH will issue any invoice in Euros in accordance with the legal provisions applicable to it.

The sums due to SATT LUTECH will be paid in Euros.

Invoices will be sent to BIOPHYTIS at the following address:

BIOPHYTIS

14 Avenue de l’Opéra

75001 Paris

6.4    Any sum not paid by BIOPHYTIS within the aforementioned deadlines will give rise to the payment of:

• an indemnity lump sum for recovery costs as provided for in Article L. 441-6 of the Commercial Code or, in the event that the recovery costs actually incurred by SATT LUTECH exceed the indemnity lump sum mentioned above and subject to the presentation of supporting documents by SATT LUTECH, an additional recovery costs indemnity for an amount equivalent to the recovery costs actually incurred; and

• late interest calculated pro rata temporis at the most recent intervention rate of the European Central Bank plus ten (10) points.

The provisions of this Article 6.4 apply without prejudice to the right of UPMC or SATT LUTECH, acting on behalf of the ESTABLISHMENTS, to notify by registered letter with acknowledgement of receipt to BIOPHYTIS the immediate and automatic conversion of the exclusive rights object of the LICENSE AGREEMENT into non-exclusive rights or to terminate this LICENSE AGREEMENT pursuant to Article 11 “Termination - Expiration” below.

6.5           The sums due by BIOPHYTIS pursuant to the LICENSE AGREEMENT will be increased by the legal fees in force on the maturity date, in particular VAT, if applicable.

6.6           Throughout the term of the LICENSE AGREEMENT extended for a period of twelve (12) months, SATT LUTECH as an agent of the ESTABLISHMENTS, shall have the right to have an independent auditor at any time, but not more than once (1) a year, to audit any element of BIOPHYTIS’s accounting relating to the performance of this LICENSE AGREEMENT. The costs and fees of the auditor in charge of the audit shall be borne by SATT LUTECH, unless more than five percent (5%) of the amount of the sums actually paid by BIOPHYTIS is observed as a result of the said audit, in which case the fees and costs of the accountant will be charged to BIOPHYTIS.

6.7           The sums collected by SATT LUTECH under the LICENSE AGREEMENT will in any event remain definitively and irretrievably acquired by SATT LUTECH, with SATT LUTECH acting as an agent to distribute the amounts in accordance with the contractual provisions concluded between it and the ESTABLISHMENTS, and it will in no case be returned to BIOPHYTIS. In addition, the sums remaining due by BIOPHYTIS on the date of expiration or termination of the LICENSE AGREEMENT must be reported to SATT LUTECH within three (3) months from the date of expiration or termination of the LICENSE AGREEMENT, as provided for in Article 6.2. These sums will be payable within 45 days of the end of the month following the date of issue of the corresponding invoice by SATT LUTECH.

Article 7 - CONFIDENTIALITY

7.1           For the purposes of the LICENSE AGREEMENT, any information and/or data in any form (for example, without limitation, orally, in writing or otherwise) and of any kind (for example, without limitation, of a commercial, financial, strategic or technical nature or otherwise), communicated by a SIGNATORY to another in relation to the negotiation or execution of the LICENSE AGREEMENT will be deemed to be confidential.

7.2           Each SIGNATORY agrees, in respect of any confidential information received from another SIGNATORY under the LICENSE AGREEMENT and without the prior written agreement of the SIGNATORY member who has provided it:

a)  to keep it strictly confidential by taking all appropriate measures to prevent any direct or indirect disclosure to any THIRD PARTY;

b)   not to deposit it or make it available to a THIRD PARTY to file a patent application or other industrial property right on said information;

c)   not to use it for any purpose other than the execution of the LICENSE AGREEMENT.

SIGNATORIES undertake to have their staff and any person attached to their service in any capacity whatsoever observe the same commitment, and to make sure that they respect this commitment.

7.3            Confidentiality and non-use of the commitments binding the SIGNATORIES pursuant to this Article 8 shall not apply to information which the RECIPIENT PARTY can prove:

a)   that was disclosed after obtaining the prior written authorisation of the SIGNATORY who provided it, or that the disclosure was carried out by the SIGNATORY who provided it;

b)   that it was in the public domain at the time of their communication by the SIGNATORY who provided it, or that it became aware of this communication without fault on the part of the recipient SIGNATORY;

c)    That it has been legally received from a THIRD PARTY;

d)   that at the date of its communication by the SIGNATORY who provided it, the recipient SIGNATORY was already in possession of this information.

The aforementioned exceptions are not cumulative.

7.4            This confidentiality commitment will remain in effect for the term of the LICENSE AGREEMENT and for five (5) years after its expiration or termination.

7.5    The provisions of this Article 7 shall not preclude any disclosure directly and strictly necessary for:

a)            the development or exploitation of the PRODUCTS by BIOPHYTIS or its LICENSEES;

b)            the obtaining of administrative operating authorisations by BIOPHYTIS or its LICENSEES;

c)             the correct performance by SATT LUTECH of its activity as agent of the ESTABLISHMENTS;

d)            the exercise by SATT LUTECH and the ESTABLISHMENTS of the rights reserved to them pursuant to Article 2.4 of the LICENSE AGREEMENT;

e)             In application of a mandatory legal or regulatory provision or by the application of a final court decision or an arbitral award.

In the aforementioned cases, the SIGNATORIES will have to take reasonable measures to ensure that no unauthorised use or disclosure be made by the persons to whom such confidential information will be provided, in particular by drawing to their attention the confidential nature of said information. As regards its own personnel, each SIGNATORY shall be authorised to entrust said information only to members who are bound by a confidentiality obligation at least equivalent in its effects to the confidentiality obligation provided for in this Article 7.

Article 8- INTELLECTUAL PROPERTY

8.1                    THE ESTABLISHMENTS are and remain co-owners of their share of the intellectual property rights relating to the PATENTS.

8.2                    On the date of signature of the LICENSE AGREEMENT, the ESTABLISHMENTS and BIOPHYTIS will talk in order to establish in a separate agreement their respective rights and obligations with regard to the management of the industrial property procedures relating to the PATENTS and their co-ownership.

Article 9-GUARANTEES

9.1                    This LICENSE AGREEMENT is concluded without any guarantee other than that of the material existence of the PATENTS on the date of signature of the LICENSE AGREEMENT by the last SIGNATORY. Subject to the foregoing, the ESTABLISHMENTS and SATT LUTECH make no express or implied guarantees as regards the PATENTS and the inventions that they cover, including their usefulness, safety or suitability for a particular purpose.

9.2                    The potential hazard, risks and dangers associated with the implementation of the rights granted and any legal defects concealed by all or part of the PATENTS will be the sole responsibility of BIOPHYTIS, which accepts it.

In particular, it is the responsibility of BIOPHYTIS to identify and analyse, if BIOPHYTIS considers it appropriate, the rights of THIRD PARTIES whose PATENTS may be dependent and to take into consideration the extent of said THIRD PARTY rights.

Therefore, in the case for example where one or more PATENTS would be rejected, cancelled or declared dependent on a previous dominant patent, or in the event that any PRODUCT would be declared in whole or in part infringing by a judicial decision on the grounds of the use of all or part of the PATENTS, SATT LUTECH and the ESTABLISHMENTS will not be liable for the restitution of the sums already acquired from BIOPHYTIS, nor for the reduction of the sums due until the day of the issuing of the final judicial decision, nor for the payment of any damages to BIOPHYTIS for the damage caused by said rejection, cancellation, dependence, infringement or other judicial decision.

SATT LUTECH declares that it is not aware, at the date of the signing of the LICENSE AGREEMENT, of any request or claim by a THIRD PARTY in this respect.

9.3                    BIOPHYTIS may not call any of the ESTABLISHMENTS and/or SATT LUTECH, nor the members of their personnel, in guarantee in case of damage or prejudice of any nature whatsoever caused by the use by BIOPHYTIS of the PATENTS and/or any PRODUCT to BIOPHYTIS itself, a member of its staff or a THIRD PARTY (natural person or legal entity), BIOPHYTIS being solely responsible vis-à-vis its staff, customers and/or any THIRD PARTY for the implementation of the PATENTS, the quality and performance of the PRODUCTS, and to ensure that the PRODUCTS are in compliance with the applicable laws and regulations. BIOPHYTIS will also refrain from taking any action against any of the ESTABLISHMENTS, SATT LUTECH and/or their staff members in the event that such actions, claims, requests, suits or complaints are brought against BIOPHYTIS by a THIRD PARTY.

BIOPHYTIS will ensure that it has the necessary insurance to adequately cover its liability for the implementation of the rights granted to it under the LICENSE AGREEMENT.

9.4                    BIOPHYTIS is solely responsible for ensuring that the products and services it develops and/or markets and their manufacturing, distribution and marketing are in compliance with the applicable laws and regulations. Without any exclusion, BIOPHYTIS is responsible for the obligations related to any applicable regulations for the development and marketing of products and services that it develops and/or markets.

9.5                    BIOPHYTIS acknowledges and warrants to the ESTABLISHMENTS and SATT LUTECH that on the EFFECTIVE DATE:

•                      BIOPHYTIS has been regularly organised and incorporated and validly exists under the laws applicable to it. The incorporation documents of BIOPHYTIS are in compliance with the laws and regulations that apply to it;

•                      the activities carried out by BIOPHYTIS are in accordance with its corporate purpose as mentioned in its articles of association and all the laws and regulations applicable to the activities of BIOPHYTIS in the jurisdiction in which it operates;

•                      neither BIOPHYTIS nor any of its officers have received any notification of any legal proceeding, arbitration or complaint or any administrative or governmental investigation against or involving BIOPHYTIS or any of its officers; no judicial proceedings, arbitration or complaint or an administrative or governmental investigation is in progress and, to the knowledge of its managers, there is no decision or regulation of a judicial, arbitral, administrative or other nature that could significantly affect the financial situation, the results of the activity of BIOPHYTIS or its managers.

9.6                              SATT LUTECH declares and warrants that it has all the rights necessary to fulfil its obligations under this LICENSE AGREEMENT.

9.7                         Notwithstanding the termination or expiry of this LICENSE AGREEMENT, the provisions of this Article 9 shall remain in effect.

Article 10 - INFRINGEMENT

10.1    The SIGNATORIES will keep each other totally and promptly informed of any infringement or unauthorised use by a THIRD PARTY relative to all or part of the PATENTS of which they may be aware and/or of any claims or actions for infringement that may be committed against them.

10.2           In the event of an infringement of one or more PATENTS by a THIRD PARTY, or of an unauthorised use, the SIGNATORIES shall consult each other in order to determine by mutual agreement the strategy to be implemented. The PARTIES may sue, at their own expense of the proceedings, the THIRD PARTY concerned, it being understood that the indemnities and damages that may be awarded by the court shall be fully and irrevocably acquired by them.

In the event that a consensus cannot be obtained, each of the PARTIES may carry out the actions that it deems appropriate at its own expense, on the understanding that, in this case, the indemnities resulting from said actions granted by the deliberating jurisdiction will fully and irrevocably remain with the acting PARTY having borne said actions.

10.3           (a) If an infringement or unfair competition proceedings were to be brought against BIOPHYTIS or any licensee THIRD PARTY in the exploitation of the PRODUCTS and due to the use of the PATENTS, the ESTABLISHMENTS and SATT LUTECH will communicate to BIOPHYTIS the elements available to them for their defence or that of the LICENSEES subject nevertheless to the respect for the interest of all licensees of the PATENTS.

b) If at the end of such an action for infringement or unfair competition BIOPHYTIS and/or any LICENSEE were to be convicted, BIOPHYTIS will hold the ESTABLISHMENTS harmless, and BIOPHYTIS is forbidden to call them as collateral and will not be able to claim from the ESTABLISHMENTS any compensation, the refund of sums of any kind already paid to the ESTABLISHMENTS nor any reduction of sums still due at the moment of the issuing of the final court decision. In the event of cancellation of one of the PATENTS, the provisions of this article 10 will be applicable without the option of the derogation thereof.

10.4             The SIGNATORIES undertake to provide all documents in their possession, powers and signatures which they may require under the procedures referred to in this Article 10.

Article 11 - TERMINATION - EXPIRATION

11.1             This LICENSE AGREEMENT will be terminated as of right in the event of the cessation of activity, dissolution or liquidation of BIOPHYTIS.

In the event that BIOPHYTIS is the subject of a bankruptcy or liquidation procedure, this LICENSE AGREEMENT would be automatically terminated after formal notice sent to the administrator remaining unanswered for more than one (1) month, subject to the applicable provisions of the French Commercial Code.

11.2             Without prejudice to the provisions of articles 2.3.4.3 and 6.4 above, this LICENSE AGREEMENT may be terminated automatically by one of the PARTIES or SATT LUTECH acting on behalf of the ESTABLISHMENTS, in case of the non-performance by another PARTY of one or more of the obligations contained in its various clauses, and in particular in Article 4 (Exploitation) and Article 5 (Financial Conditions). Such termination shall not become effective until three (3) months after the complaining PARTY, or SATT LUTECH acting on behalf of the ESTABLISHMENTS, sends a registered letter with acknowledgement of receipt stating the reasons for the complaint, unless within this period the defaulting PARTY has not fulfilled its obligations or has proved that it was impacted by an event of force majeure.

Events of force majeure within the meaning of this Article 11.2 are the events occurring after the EFFECTIVE DATE, beyond the control of the defaulting PARTY, which are unpredictable and uncontrollable, making it impossible for the defaulting PARTY the execute the obligation in question, such as, in particular, the state of a war, riots or natural disasters. It will be the responsibility of the defaulting PARTY to notify the other PARTY and SATT LUTECH as soon as possible of the occurrence of an event of force majeure and of the cessation of the latter. The defaulting PARTY shall make every effort to limit the duration and effects of the event of force majeure and to promptly remedy the cause of the non-performance and resume its obligation as soon as possible. The occurrence of an event of force majeure, subject to compliance with the notification mentioned above within the time limit, will result in the suspension of the obligation in question, provided that the defaulting PARTY will be exempted from its obligation only within the limit of said impediment.

Notwithstanding the foregoing, in case of the persistence of the event of force majeure for more than six (6) months, this LICENSE AGREEMENT may be terminated automatically by the complaining PARTY by means of a notice.

The exercise of the right of termination defined in this article 11.2 does not exempt the defaulting PARTY from fulfilling the obligations undertaken up to the effective date of the termination, without prejudice to the payment of damages due by the defaulting PARTY in compensation for any prejudice suffered by the other PARTIES as a result of the early termination of this LICENSE AGREEMENT.

11.3            In the event of the termination of this LICENSE AGREEMENT by the ESTABLISHMENTS or by SATT LUTECH, for any cause other than a breach of BIOPHYTIS with the stipulations of article 2.3 above, the ESTABLISHMENTS undertake to take over on their account and to maintain any licence granted by BIOPHYTIS.

11.4           Termination by BIOPHYTIS

BIOPHYTIS may decide to terminate this LICENSE AGREEMENT in whole or in part in the following cases:

(i)                                    At any time before 1stJanuary 2020: in the event of a decision to terminate the agreement notified by BIOPHYTIS to SATT LUTECH under this paragraph, the termination of the LICENSE AGREEMENT will not give rise to a specific payment obligation by BIOPHYTIS in favour of SATT LUTECH and/or the ESTABLISHMENTS, other than the amounts remaining due on the date of termination under the LICENSE AGREEMENT.

(ii)                                 At any time from 1 January 2020 inclusive: in the event of a decision to terminate the agreement notified by BIOPHYTIS to SATT LUTECH pursuant to this paragraph, the termination of the LICENSE AGREEMENT shall be subject to payment by BIOPHYTIS to SATT LUTECH, in its capacity as a representative of the ESTABLISHMENTS, of a penalty equivalent to three (3) times the annual guaranteed minimum, payable by BIOPHYTIS for the current financial year pursuant to article 5.1 above, but BIOPHYTIS would be exempted in the future by the effect of the termination. However, in the particular case of a cancellation motivated by the rejection of all applications for the Marketing Authorisations requested by BIOPHYTIS in Europe and the United States, with the most recent rejection occurring within six (6) months before the termination notice, the penalty under this paragraph (ii) will not be due.

For the purposes of this LICENSE AGREEMENT, the term “partial cancellation” means the waiver by BIOPHYTIS of the exploitation of any NUTRACEUTICAL PRODUCT or any MEDICINAL PRODUCT; it being understood that in the event of partial termination, the provisions of the LICENSE AGREEMENT will remain fully applicable to the PARTIES with respect to the PRODUCT(S) that are not affected by the termination.

Any termination under this Article 11.4 shall be notified by BIOPHYTIS to the other SIGNATORIES, the termination being effective thirty (30) days after receipt of said notice or upon the payment of the penalty due if it occurs after the aforementioned period of thirty (30) days. BIOPHYTIS shall promptly transfer to SATT LUTECH or to the ESTABLISHMENTS, following the instructions of SATT LUTECH, the developments relating to the PATENT(S) concerned by the termination, within the limits of said termination. By the effect of the termination, the ESTABLISHMENTS and SATT LUTECH acting on behalf of the ESTABLISHMENTS will be free to conclude with any THIRD PARTY of their choice an exclusive licence on the PATENT(S) and within the SCOPE; BIOPHYTIS accepts without reserve the aforementioned concession and undertakes to give on request any signature necessary for the formalisation and the enforceability with regard to the THIRD PARTIES of this concession

Article 12-THE ASSIGNMENT OF THE LICENSE AGREEMENT

12.1.          This LICENSE AGREEMENT is concluded intuitu personae. Therefore, it is personal, non-assignable and non-transferable (except to an AFFILIATE), IS subject to the provisions of Article 12.2 below and any licence agreements that may be concluded by BIOPHYTIS in accordance with Article 2.3 above.

12.2           Nevertheless, in case of a takeover by another legal entity, merger, absorption, assignment, transfer of BIOPHYTIS or all or part of its activities to another legal entity modifying the intuitu personae characteristics taken in consideration for the conclusion of the LICENSE AGREEMENT (hereinafter referred to as “TRANSFORMATION”), BIOPHYTIS will notify SATT LUTECH of such TRANSFORMATION. The LICENSE AGREEMENT may be terminated by UPMC or SATT LUTECH, acting on behalf of the ESTABLISHMENTS, only if:

• said TRANSFORMATION undermines the missions of any of the ESTABLISHMENTS as set out in (i) Decree No. 82-993 of 24 November 1982 on the organisation and functioning of CNRS and/or Decree No. 2009-1348 of 29 October 2009 on the organisation and functioning of CNRS, (ii) Articles L.112-1 et seq. of the Research Code and R831-1 et seq. of the Rural and Maritime Fishing Code related to the missions of INRA and/or (iii) the missions of UPMC as established in the research code and the education code, particularly in its article L123-3.

And/or

• said TRANSFORMATION is contrary to public order and morality,

And/or

• the third party legal entity involved in the TRANSFORMATION is in litigation (in a contentious or pre-contentious form) with any of the ESTABLISHMENTS.

Where applicable, UPMC or SATT LUTECH, acting on behalf of the ESTABLISHMENTS, shall inform BIOPHYTIS of the decision to terminate the LICENSE AGREEMENT, in writing and within twenty (20) days of receipt by SATT LUTECH of the notification of a TRANSFORMATION by BIOPHYTIS, with an additional period of twenty (20) days if this notification occurs between 20 July and 31 August. Without a duly motivated refusal during the aforementioned period of twenty (20) days, the LICENSE AGREEMENT will continue automatically.

12.3         In the absence of a notification of termination by UPMC or SATT LUTECH, acting on behalf of the ESTABLISHMENTS, as provided for above, it is already understood that the legal entity holding the rights of BIOPHYTIS following the TRANSFORMATION will, in any event, be subject to the same obligations as those incumbent upon BIOPHYTIS under the LICENSE AGREEMENT and it will automatically be subrogated in the rights and obligations of BIOPHYTIS, unless the new parties agree otherwise.

An amendment to the LICENSE AGREEMENT between the ESTABLISHMENTS and said legal entity shall be concluded, simultaneously with the TRANSFORMATION carried out with BIOPHYTIS, in which the option chosen by the new parties in accordance with the previous paragraph will be specified. Under the same conditions, an amendment must also be made to any other agreement concluded between BIOPHYTIS and at least one of the ESTABLISHMENTS relating to any of the PATENTS (for example, any co-ownership regulation as mentioned in Article 8.2 above).

Article 13 - MISCELLANEOUS

13.1             Any notification required in the context of the execution of this LICENSE AGREEMENT will be considered as regular provided that it is done by registered letter with acknowledgement of receipt to the addresses indicated below. Any change of address of BIOPHYTIS will have to be notified to SATT LUTECH, it being the latter’s responsibility to transmit it to the ESTABLISHMENTS. Any change of address of the ESTABLISHMENTS or SATT LUTECH must be notified to BIOPHYTIS.

For SATT LUTECH:

SATT LUTECH

To the attention of its Chairman

24 Boulevard de l’Hôpital, 75005 PARIS

Tel: 01 78 94 68 51

Email: licensing@sattlutech.com

Ref. SATT to specify: LIC3-2015-0011

For UPMC and the ESTABLISHMENTS:

UPMC/DGRTT

Bureau Entreprises et Transfert de technologies 4 place Jussieu

75252 PARIS Cedex 05

Tel: 01 44 27 30 65

For BIOPHYTIS:

BIOPHYTIS

14 Avenue de l’Opéra

75001 Paris

Mail:stanislas.veillet@biophytis.com

Any notice shall be deemed to have been made on the day it was actually received by the recipient, unless otherwise provided for in this LICENSE AGREEMENT.

Any other written communication required by this LICENSE AGREEMENT may be made by any written means, including email.

13.2             Should any provision of the LICENSE AGREEMENT be found to be contrary to the law, and therefore void, the validity of the LICENSE AGREEMENT would not be affected and the SIGNATORIES will meet as soon as possible to replace the void provision by a lawful provision of an equivalent effect. Failing to reach an agreement on the wording of said provision, it is clear that the importance of the void clause is such that, in its absence, the PARTIES would have not concluded the agreement; thus, the LICENSE AGREEMENT will be terminated on the initiative of any of the PARTIES in the forms provided for in Article 11.2 above.

13.3             The waiver by either of the SIGNATORIES of any of the provisions of the LICENSE AGREEMENT does not imply or result in any way in a waiver of the performance of the other obligations. In no event may the fact that either of the SIGNATORIES refrains from claiming the fulfilment of an obligation to which said SIGNATORY is entitled be construed as a waiver on its part of the performance of such obligation, regardless of the duration of the abstention.

13.4             The LICENSE AGREEMENT shall in no way be interpreted as creating an association relationship or a de facto partnership between the SIGNATORIES, each of which shall be considered as an independent co-contractor.

13.5             The LICENSE AGREEMENT expresses the entirety of the obligations of the SIGNATORIES with regard to its object. It cancels and replaces in all their provisions the Exploitation Agreement mentioned in point 7) of the preamble of the LICENSE AGREEMENT, as well as the exploitation agreement bearing reference L08141 concluded on 10 July 2008 between UPMC, CNRS and BIOPHYTIS, relating to the patent family designated “PATENT 1” in Appendix 1 to this LICENSE AGREEMENT and referred to in point 3) of the preamble of the LICENSE AGREEMENT, and any other prior agreement concluded between the SIGNATORIES having all or part of the PATENTS or their exploitation as its object. No contrary provision on the general conditions, letters, acknowledgements of receipt or other documents sent or delivered by a PARTY may be opposed to the other if said contrary provision was not previously expressly accepted in writing by the latter after the signature of the LICENSE AGREEMENT. It is further understood by the SIGNATORIES that this LICENSE AGREEMENT will prevail over the provisions of the agreements signed pursuant to Article 8.2 above.

13.6             This LICENSE AGREEMENT may be amended or renewed only by an amendment signed by the representatives of the SIGNATORIES duly authorised for said purpose.

13.7             In case of difficulties of interpretation between any of the titles appearing at the head of the clauses and any of the clauses, the titles will be declared non-existent.

Article 14 - DISPUTES - APPLICABLE LAW

14.1    This LICENSE AGREEMENT is governed by French laws and regulations.

14.2             In case of a difficulty regarding the validity, interpretation or execution of the LICENSE AGREEMENT, the SIGNATORIES agree to seek an amicable settlement prior to bringing any legal disputes.

14.3             In case of a disagreement persisting for more than three (3) months as of its notification under the conditions of Article 13.1 above, the dispute may be brought before the competent French courts by each of the SIGNATORIES.

14.4             This Article shall remain in force notwithstanding any expiration or termination of the LICENSE AGREEMENT.

Article 15 - REGISTRATION IN THE NATIONAL REGISTER OF PATENTS

15.1             This LICENSE AGREEMENT may be registered in the National Register of Patents, under the National Institute of Industrial Property, and in the national patent Registers maintained by the national Industrial Property Offices concerned by the PATENTS, under the responsibility and at the expense of BIOPHYTIS.

15.2             Any necessary fiscal registration of this LICENSE AGREEMENT will be done by BIOPHYTIS at its own expense.

Done in Paris on 1st January 2016 in four (4) original copies, one (1) for each PARTY and one (1) to be filed with the National Register of Patents,

The Chairman of UPMC,	The Chairman of LUTECH
Jean CHAMBAZ	Chantal VERNIS
/s/ Jean Chambaz	/s/ Chantal Vernis

The General Director of BIOPHYTI	The Director General for Research and the Transfer of Technology
Stanislas VEILLET	Sophie CLUET
/s/ Stanislas Veillet	/s/ Sophie Cluet

APPENDIX 1 - List of PATENTS

No.	Declaration of invention (ref. UPMC)	Declaration of invention (ref. SATT LUTECH)	No. of priority application filing	Date of priority application filing	Title of priority application	Co-owners
PATENT 1	X07059	SL00419	FR0759478	30.11.2007	The use of phytoecdysones in the preparation of a composition to act on the metabolic syndrome	BIOPHYTIS UPMC CNRS

PATENT 2	X10100	SL00420	FR1160280	10.11.2011	Phytoecdysones to be used in weight stabilisation after dieting	BIOPHYTIS UPMC

PATENT 3	X13098	SL00422	FR1161519	13.12.2011	Phytoecdysones to be used in improving the muscular quality of obese and/or sarcopenic mammals	BIOPHYTIS UPMC INRA

PATENT 4	X14039	SL00421	FR1454538	20.05.2014	Products derived from 20-hydroxyecdysone and their use in the preparation of medicines	BIOPHYTIS UPMC METABRAIN RESEARCH